Exhibit 10.2

STANDSTILL AGREEMENT

THIS Standstill Agreement (this “Agreement”) is made as of December 2, 2019 (the “Effective Date”) by and between FEDNAT HOLDING COMPANY, a Florida corporation (“FedNat”), and 1347 Property Insurance Holdings, Inc., a Delaware corporation (“PIH”). Each of FedNat and PIH are, at times, individually referred to herein as a “Party,” and collectively referred to herein as the “Parties.”

WHEREAS, FedNat, PIH, Maison Managers, Inc., a Delaware corporation (“MM”), Maison Insurance Company, a Louisiana corporation (“MIC”), and ClaimCor, LLC, a Florida limited liability company (“CC” and, together with MM and MIC, each, a “Company” and, collectively, the “Companies”) have entered into an Equity Purchase Agreement dated as of February 25, 2019 (as it may be amended or modified from time to time, the “Purchase Agreement”) pursuant to which FedNat agreed to purchase all of the issued and outstanding capital stock and membership interest, as applicable, of the Companies (the “Acquisition”); and

WHEREAS, pursuant to the Acquisition and as partial consideration therefor, PIH will receive certain shares of FedNat Common Stock (as defined below); and

WHEREAS, in connection with the closing of the transactions contemplated by the Purchase Agreement (collectively, the “Transactions”), PIH agrees to certain matters set forth in this Agreement, all upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

(a) “Board” means the Board of Directors of FedNat, as it is constituted from time to time.

(b) “FedNat Common Stock” means the authorized shares of common stock of FedNat, par value of one cent ($0.01) per share.

(c) “Solicitation” has the same meaning as set forth in Rule 14a-1 promulgated under the Exchange Act and shall include, without limitation, any action that causes a Person to become a participant in such a Solicitation within the meaning of Instruction 3 of Item 4 of Schedule 14A promulgated under the Exchange Act.

(d) “Voting Securities” means (i) all shares of FedNat Common Stock, (ii) all other equity securities issued by FedNat pursuant to which the holder thereof has the right to vote on any matter relating to FedNat (whether such right is conveyed by the terms of the securities, by Law, or otherwise), and (iii) all securities and other instruments of any type that are convertible into the securities described in items (i) and (ii) of this Section 1(e), in each case that are owned or held, whether direct or indirectly, and whether beneficially or of record, by PIH at any time, regardless of when they were acquired and regardless of whether they were issued pursuant to the Acquisition.

(e) All other capitalized terms used, but not defined, in this Agreement shall have the meanings ascribed to such terms in the Purchase Agreement.

2. Limitations on PIH’s Actions. Commencing on the Effective Date and continuing for the Term (as defined in Section 8), PIH agrees to vote all of the Voting Securities beneficially owned by each of them in accordance with the recommendation of the Board with respect to any matter that is before the stockholders of FedNat for a vote by such stockholders whenever the Board has made a recommendation to the stockholders regarding such matter (a “Board Recommended Matter”). In addition, commencing on the Effective Date and at all times during the Term, PIH shall not, directly or indirectly, do any of the following:

(a) Acquire, offer, propose to acquire, agree to acquire, purchase, or make a tender or exchange offer to acquire, any Voting Securities (other than a direct issuance of Voting Securities by FedNat that is approved in writing, in advance by FedNat);

(b) Sell, offer, propose to sell, agree to sell, or accept any tender or exchange offer for, in any one (1) transaction or in any series of related transactions, any Voting Securities in excess of: (i) two and one half percent (2.5%) of all Voting Securities that are issued and outstanding at the time of such sale; or (ii) with respect to PIH only, in any three (3) consecutive month period, twenty-five percent (25.0%) of the shares of FedNat Common Stock that were issued to PIH pursuant to the Acquisition;

(c) Engage or participate in any Solicitation of proxies or consents regarding the FedNat Common Stock, make any stockholder proposals at a meeting of FedNat’s stockholders, or induce or attempt to induce any other Person to initiate any stockholder proposals at any meeting of FedNat’s stockholders;

(d) Publicly advise, seek to advise, encourage, seek to encourage, influence or seek to influence any Person with respect to the voting of any shares of FedNat Common Stock held by other stockholders of FedNat;

(e) Take action to nominate or present any Person for election to the Board at any annual meeting of FedNat’s stockholders or any other meeting of FedNat’s stockholders called for the purpose of electing directors;

(f) Seek, propose or make any public statements with respect to any FedNat action requiring approval of FedNat’s stockholders;

(g) Deposit any Voting Securities in any voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting of any Voting Securities;

(h) Propose, or make any public statement with respect to, any form of business combination, restructuring, recapitalization, dissolution or similar transaction involving FedNat, including, without limitation, a merger, tender or exchange offer, share repurchase or liquidation of FedNat’s assets;

(i) Seek, alone or in concert with others, (i) to call a meeting of stockholders of FedNat; (ii) representation on the Board; (iii) the removal of any FedNat officer and/or director; or (iv) to support financially, or through the giving of services or information, any Person who is suing or contemplating suing FedNat or any of its Affiliates, or is conducting or contemplating a Solicitation in opposition to a proposal by the Board or FedNat’s management; or

(j) Enter into, engage in, encourage or otherwise participate in any transaction designed to circumvent any of the restrictions set forth in this Agreement.

Nothing in this Agreement shall prevent PIH from engaging in private discussions with the Board, management or stockholders of FedNat regarding the FedNat business.

3. Exception. At all times during the Term, PIH shall be permitted (and the provisions of Section 2 shall not apply) to provide information or assistance to any Person in response to a request by a governmental agency with jurisdiction or authority over the Stockholder, a validly issued subpoena or otherwise as required by law; provided, that in each such instance, to the greatest extent permitted by applicable law, PIH shall provide as much advance notice to FedNat of such response as reasonably possible and provide reasonable assistance to FedNat to obtain any protective order sought by FedNat with respect to such response. PIH shall be permitted to file a Statement on Schedule 13G with the SEC disclosing its investment in FedNat Common Stock, describing and filing a copy of this Agreement, if required by applicable law, and otherwise complying with the requirements of such Statement and the rules and regulations of the SEC relating to such Statement.

4. Other Acknowledgements.

(a) PIH understands and agrees that, if it votes its Voting Securities in violation of Section 2 or of this Agreement, then PIH hereby unconditionally and irrevocably instructs FedNat not to record the amount of Voting Securities so voted; and (ii) if all of PIH’s Voting Securities are not voted in favor of any Board Recommended Matter (whether by virtue of a negative vote or abstention), then the number of shares not voted in favor of the Board Recommended Matter shall be automatically voted, and deemed for all purposes to have been voted by PIH in favor of such Board Recommended Matter.

(b) If and to the extent that it is determined that Section 4(a) hereof is unenforceable, then PIH covenants and agrees that PIH will cause all of its Voting Securities to be voted at any meeting of FedNat’s stockholders or at any adjournments or postponements thereof: (i) in favor of each Board Recommended Matter; and (ii) against any stockholder nominations for director.

(c) In the event that the Voting Securities are sold or otherwise transferred in a privately negotiated transaction, the purchaser or transferee shall take the Voting Securities subject to all of the restrictions set forth in this Agreement. PIH agrees to provide FedNat with five (5) Business Days’ prior written notice of any such transaction.

5. Equitable Remedies; Remedies for Certain Breaches.

(a) The Parties acknowledge and agree that money damages would not be a sufficient remedy for any breach or threatened breach of the provisions of Sections 2 or 4 of this Agreement, and that the non-breaching Party shall be entitled to specific performance and injunctive (preliminary or permanent) or other equitable relief as remedies for any breach of any such section. Such remedies shall not be deemed to be the exclusive remedies but shall be in addition to all other remedies available at law or in equity. Each Party waives any requirement for the securing or posting of any bond in connection with any such remedy.

(b) The rights and remedies of the Parties under this Agreement shall be cumulative and concurrent and may be pursued and exercised singularly, successively or concurrently at the sole discretion of the exercising Party and may be exercised as often as such Party shall deem necessary or desirable, and the non-exercise by a Party of any such rights and remedies in any particular instance shall not in any way constitute a waiver or release thereof in that or any subsequent instance.

6. Additional Representations, Warranties, and Covenants. PIH hereby represents, warrants, and covenants to and in favor of FedNat that:

(a) PIH has all requisite capacity, power and authority to enter into and perform PIH’s obligations under this Agreement. No filing with, and no permit, authorization, consent or approval of, any Person is necessary on the part of PIH for the execution, delivery and performance of this Agreement by PIH or the consummation by PIH of the transactions and agreements contemplated hereby.

(b) This Agreement has been duly executed and delivered by PIH and the execution, delivery and performance of this Agreement by PIH and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of PIH.

(c) Assuming the due authorization, execution and delivery of this Agreement by FedNat, this Agreement constitutes the valid and binding agreement of PIH, enforceable against PIH in accordance with its terms.

(d) Except as contemplated by this Agreement, PIH has not been a party to any grant of proxy or power of attorney, deposited any of its Voting Securities into a voting trust or similar arrangement, entered into any Contract with any Person (including, without limitation, any voting agreement or similar arrangement), or otherwise, granted, delegated or otherwise assigned any of its voting power as a holder of Voting Securities, whether directly or indirectly, in any manner that is inconsistent with PIH’s obligations under this Agreement. Neither the execution and delivery of this Agreement by PIH nor the consummation by PIH of the transactions and agreements contemplated hereby or compliance by PIH with any of the provisions hereof shall: (i) conflict with or violate any provision of the organizational documents of PIH; (ii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any property or asset of PIH pursuant to any Contract to which PIH is a party or by which PIH or any property or asset of PIH is bound or affected; or (iii) violate any law or judgment, order, injunction, ruling or decree of any Governmental Entity applicable to PIH or any of PIH’s properties or assets.

(e) Except for restrictions in favor of FedNat pursuant to this Agreement and in any other agreement entered into by PIH in connection with the Transactions, and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various States of the United States, PIH is the sole record and beneficial owner of all of PIH’s Voting Securities, in each case free and clear of Liens, and has the full and exclusive power to vote or direct the vote with respect to the Voting Securities. As used in this Agreement, the terms “beneficial owner,” “beneficially own” and “beneficial ownership” shall have the meaning set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act; provided, that, for purposes of determining whether a Person is a beneficial owner of any Voting Securities, a Person shall be deemed to be the beneficial owner of any Voting Securities which may be acquired by such Person pursuant to any Contract or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such Voting Securities is exercisable immediately or only after the passage of time, including the passage of time in excess of sixty (60) days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

(f) There is no Action pending or, to the knowledge of PIH, threatened, against or affecting such Party before or by any Governmental Entity, except, as is not, and would not reasonably be, expected, either individually or in the aggregate, to impair the ability of PIH to perform PIH’s obligations hereunder in any respect.

(g) PIH understands and acknowledges that FedNat is entering into the Purchase Agreement in reliance upon PIH’s execution and delivery of this Agreement and the representations, warranties, covenants, and agreements of PIH contained herein.

(h) PIH shall not take any action that would make any representation or warranty of PIH contained herein untrue or incorrect in any material respect, or that would prohibit PIH from performing all of PIH’s covenants and obligations contained herein.

7. No Reliance. Except as expressly set forth in any representation, warranty, or covenant made by a Party in this Agreement, each Party expressly disclaims and shall not be deemed to have made any representation, warranty or covenant, express or implied, to the other Party, in connection with or related to the transactions contemplated by this Agreement.

8. Term. This Agreement shall terminate and shall be of no further force or effect as of the date that is the fifth (5th) anniversary of the Effective Date. Notwithstanding the foregoing, nothing herein shall relieve any party hereto from liability for any breach of this Agreement prior to the expiration of the Term.

9. Miscellaneous.

(a) Expenses. All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses.

(b) Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given: (i) if personally delivered, on the date of delivery; (ii) if delivered by express courier service of national standing (with charges prepaid), on the Business Day following the date of delivery to such courier service; (iii) if deposited in the United States mail, first class postage prepaid, on the fifth (5th) Business Day following the date of such deposit; or (iv) if delivered by email transmission, on the date of such transmission, provided, that confirmation of such transmission is received within one (1) Business Day. All notices, demands and other communications hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to FedNat, to:

FedNat Holding Company

14050 NW 14th Street, Suite 180

Sunrise, FL 33323

Attention: Michael H. Braun, CEO and President

E-Mail: mbraun@fednat.com

with a copy (which shall not constitute notice) to:

Nelson Mullins Broad and Cassel

2 S. Biscayne Blvd., Suite 2100

Miami, FL 33131

Attention: Nina S. Gordon, Esq.

E-Mail: nina.gordon@nelsonmullins.com

If to PIH, to:

D. Kyle Cerminara

Fundamental Global Investors, LLC

4201 Congress Street, Suite 140

Charlotte, North Carolina 28209

E-Mail: kyle@fundamentalglobal.com

with a copy (which shall not constitute notice) to:

Thompson Hine LLP

3900 Key Center

127 Public Square

Cleveland, OH 44114

Attention: Derek D. Bork, Esq.

E-Mail: derek.bork@thompsonhine.com

(c) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by the Parties.

(d) Successors and Assigns. No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Parties and their respective successors and assigns, including without limitation any corporate successor by merger or otherwise.

(e) Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the Parties to this Agreement and their respective successors and permitted assigns, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

(f) No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the Parties.

(g) Further Assurances; Ownership. From time to time at the request of FedNat, and without further consideration, PIH shall execute and deliver, or cause to be executed and delivered, such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to carry out and fully effectuate the actions required by it under this Agreement.

(i) No Group. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any Person, including FedNat, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law or of conferring upon FedNat beneficial ownership of any Voting Securities.

(j) Entire Agreement. This Agreement and the Purchase Agreement collectively embody the entire agreement and understanding among the parties hereto relating to the subject matter hereof and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

(k) Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is determined by a court of competent jurisdiction to be invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability.

(l) No Waiver. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights or any of its rights with respect to any other matter relating to this Agreement.

(m) Governing Law. This Agreement and all Actions (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.

(n) Submission to Jurisdiction. Each Party agrees that it shall bring any Action between the parties arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement exclusively in the United States District Court for the District of Delaware or another court sitting in the State of Delaware (the “Chosen Courts”), and with respect to any such Action (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such Action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (iv) agrees that service of process upon such Party in any such Action shall be effective if notice is given in accordance with Section 9(b).

(o) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9(o).

(p) Construction. The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Where a reference in this Agreement is made to a Section, schedule, or exhibit, such reference shall be to a Section, schedule, or exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be deemed to mean “and/or.” Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute or Contract defined or referred to herein or in any agreement, instrument, exhibit or schedule that is referred to or defined herein means such statute or Contract as from time to time amended, modified or supplemented, including by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(q) Name, Captions, Gender. Section headings of this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(r) Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment or consent hereto or thereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each Party forever waives any such defense.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed to be effective as of the Effective Date.

FEDNAT:

FEDNAT HOLDING COMPANY, a Florida corporation

By:	/s/ Michael Braun
Name:	Michael Braun
Title:	Chief Executive Officer

PIH:

1347 Property Insurance Holdings, Inc., a Delaware corporation

By:	/s/ John S. Hill
Name:	John S. Hill
Title:	Vice President, Chief Financial Officer and Secretary

[End of Agreement.]

SIGNATURE PAGE TO STANDSTILL AGREEMENT